For Immediate Release:

First Interstate BancSystem Changes Location and Time of its Annual Meeting of Shareholders in Respect of Coronavirus Concerns

Billings, Montana - First Interstate BancSystem, Inc. (NASDAQ: FIBK; the “Company”) previously distributed to its shareholders of record as of March 6, 2020, a Notice of Annual Meeting of Shareholders under the Securities and Exchange Commission’s Notice and Access rules, announcing that its 2020 Annual Meeting of Shareholders was scheduled to be held at the First Interstate Bank Operations Center, 1800 Sixth Avenue North, Billings, Montana, on Tuesday, May 5, 2020, at 3 p.m. Mountain Daylight Time. Due to concerns related to the public health impact of the coronavirus (COVID-19) pandemic and to support the health and well-being of our shareholders and other stakeholders, the location and time of the previously noticed Annual Meeting of Shareholders of the Company have been changed.

The Annual Meeting of Shareholders will now be held one hour later at the Company’s headquarters, located at 401 North 31st Street, 18th Floor, Billings, Montana, on Tuesday, May 5, 2020 at 4 p.m. Mountain Daylight Time.
Because of the various and evolving recommendations limiting the number of persons that may gather at public events, there can be no guarantee that shareholders will be permitted to attend the meeting in person, or that doing so, even if permitted, would be in a shareholder’s best interest given safety concerns. We therefore urge shareholders to vote and submit proxies in advance of the Annual Meeting of Shareholders, in lieu of attending the meeting in person.

If the Company ultimately is unable to hold the Annual Meeting on May 5, 2020 in person at the new time and location, the Company will again notify shareholders by the issuance of a future press release and the filing of additional proxy materials with the Securities and Exchange Commission, both of which will be available on our website, www.FIBK.com.

As described in the proxy materials for the Annual Meeting previously distributed, you are entitled to participate in the Annual Meeting if you were a shareholder of record as of the close of business on March 6, 2020, the record date, or hold a legal proxy for the meeting provided by your broker, bank, trust, or other nominee. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in the proxy materials for the Annual Meeting. The proxy card included with the proxy materials previously distributed will not be updated to reflect the change in location and may continue to be used to vote your shares in connection with the Annual Meeting.

About First Interstate BancSystem, Inc.

First Interstate BancSystem, Inc. is a financial and bank holding company incorporated in 1971 and headquartered in Billings, Montana. The Company operates banking offices, including detached drive-up facilities, in communities across Idaho, Montana, Oregon, South Dakota, Washington, and Wyoming. Through First Interstate Bank, the Company delivers a comprehensive range of banking products and services to individuals, businesses, municipalities, and other entities throughout the Company's market areas.

Contact:	Kirk D. Jensen, Esq.	NASDAQ: FIBK
	EVP, General Counsel and Secretary First Interstate BancSystem, Inc. (406) 255-5304 kirk.jensen@fib.com	www.FIBK.com